UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
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FORM 15

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CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS  13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number 001-34518

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DUFF & PHELPS CORPORATION

(Exact name of registrant as specified in its charter)

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55 East 52nd Street, 31st Floor
New York, New York 10055
(212) 871-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Class A Common Stock, par value $0.01

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

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Please place an X in the box(es) to designate the appropriate rule provision(s)  relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☒
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☐

Approximate number of holders of record as of the certification or notice date: 1

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Duff & Phelps Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                                                                                                DUFF & PHELPS CORPORATION

Date: May 3, 2013                                                                              By: /s/ Edward S. Forman
                                                                                                                        Name:   Edward S. Forman
                                                                                                                        Title:     Executive Vice President, General
                                                                                                                                      Counsel and Secretary